Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Senesco Technologies, Inc.	Lippert/Heilshorn & Associates
Joel Brooks	Kim Sutton Golodetz
Chief Financial Officer	(kgolodetz@lhai.com)
(jbrooks@senesco.com)	212-838-3777
(732) 296-8400

SENESCO TECHNOLOGIES REPORTS FISCAL 2007

FINANCIAL RESULTS

NEW BRUNSWICK, N.J. (October 1, 2007) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (AMEX: SNT) reported financial results for the fiscal year ended June 30, 2007 (“Fiscal 2007”).

The net loss for Fiscal 2007 was $3,251,697, or $0.19 per share, compared with the net loss of $3,314,885, or $0.21 per share, for the fiscal year ended June 30, 2006 (“Fiscal 2006”).  The slight decrease in net loss was primarily the result of higher revenues, which was mostly offset by an increase in operating expenses.

Revenue of $300,000 and $66,666 for Fiscal 2007 and Fiscal 2006, respectively, consisted of initial fees and milestone payments under certain agricultural license agreements.

Research and development expenses for Fiscal 2007 were $1,208,321 compared with $1,566,267 for Fiscal 2006, a decrease of 23%.  This decrease was primarily due to the completion of certain university based human health research programs and a reduction of the budget in connection with the research agreement at the University of Waterloo.  The Company expects research and development expenses to increase in Fiscal 2008 as it advances its technology in human health applications.

General and administrative expenses were $2,412,679 for Fiscal 2007, compared with $1,919,740 for Fiscal 2006, an increase of 26%. This increase was primarily attributable to an increase in stock based compensation and depreciation and amortization, which was partially offset by a decrease in other general and administrative expenses.  The Company expects general and administrative expenses to modestly increase in Fiscal 2008.

At June 30, 2007, Senesco had cash, cash equivalents and investments of $658,061 and working capital of $259,303.

Due to the Company’s recurring net losses, negative cash flows from operations, planned spending levels and the limited amount of funds on its balance sheet, the Company’s independent auditors, in their audit report, have expressed substantial doubt about the Company’s ability to continue as a going concern.  However, subsequent to the end of Fiscal 2007, the Company entered into binding Securities Purchase Agreements of secured convertible debentures and accompanying warrants for aggregate gross proceeds of $10 million, to be funded upon the achievement of certain administrative and research milestones.  The Company believes that the proceeds from these transactions would be sufficient to fund its planned activities for the next two years.  The terms and conditions of this financing were previously disclosed by the Company on Forms 8-K filed on August 7, 2007, September 4, 2007 and September 26, 2007 and in our Form 10-K filed on September 28, 2007.  You are encouraged to read the disclosure in the Form 10-K for additional information regarding this financing.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ.  Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine.  Accelerating apoptosis may have applications to development of cancer treatments.  Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases.  Senesco takes its name from the scientific term for the aging of plant cells: senescence.  Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress.  The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence.  Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, the Company’s ability to meet its funding milestones under its financing transaction, the Company’s ability to comply with the continued listing standards of the AMEX, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”).  As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(tables to follow)

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF OPERATIONS

				Cumulative
	Year ended June 30,			Amounts from
	2007	2006	2005	Inception

Revenue	$300,000	$66,666	$125,000	$718,333

Operating expenses:
General and administrative	2,412,679	1,919,740	2,029,400	19,434,193
Research and development	1,208,321	1,566,267	1,417,337	8,193,169
Total operating expenses	3,621,000	3,486,007	3,446,737	27,627,362

Loss from operations	(3,321,000)	(3,419,341)	(3,321,737)	(26,909,029)

Noncash income	—	—	135,632	321,259

Sale of state income tax loss - net	—	—	153,160	586,442

Interest income - net	69,303	104,456	54,027	379,788
Net loss	$(3,251,697)	$(3,314,885)	$(2,978,918)	$(25,621,540)

Basic and diluted net loss per common share	$(.19)	$(.21)	$(.21)	—

Basic and diluted weighted-average number of common shares outstanding	16,916,918	15,469,881	14,053,808	—

SENESCO TECHNOLOGIES, INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

	June 30,
	2007	2006
ASSETS

Current Assets:
Cash and cash equivalents	$408,061	$318,473
Short-term investments	250,000	850,000
Prepaid expenses and other current assets	104,526	139,584
Total current assets	762,587	1,308,057
Property and Equipment, net	7,526	10,318
Intangibles, net	2,544,447	2,209,796
Deferred Income Tax Asset, net of valuation allowance of $7,719,000 and $6,523,000, respectively	—	—
Security Deposit	7,187	7,187
Total Assets	$3,321,747	$3,535,358

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$109,258	$77,695
Accrued expenses	377,359	329,884
Deferred revenue	16,667	41,667
Total current liabilities	503,284	449,246
Grant Payable	99,728	99,728
Other Liability	29,196	34,418
Total liabilities	632,208	583,392
Commitments

Stockholders’ Equity:
Preferred stock - $0.01 par value; authorized 5,000,000 shares, no shares issued	—	—
Common stock - $0.01 par value; authorized 60,000,000 and 30,000,000 shares, respectively, issued and outstanding 17,473,694 and 15,477,388, respectively	174,737	154,774
Capital in excess of par	28,136,342	25,167,035
Deficit accumulated during the development stage	(25,621,540)	(22,369,843)
Stockholders’ equity	2,689,539	2,951,966
Total Liabilities and Stockholders’ Equity	$3,321,747	$3,535,358